John Hancock New York Tax-Free Income Fund
Shareholder meeting

On December 1, 2004, a special Meeting of shareholders of the Fund was held to elect nine Trustees effective January 1, 2005.

Proxies covering 3,858,905 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                          WITHHELD
                                    FOR                   AUTHORITY
James F. Carlin                     3,829,012             29,893
Richard P. Chapman, Jr.             3,829,271             29,634
William H. Cunningham               3,830,174             28,731
Ronald R. Dion                      3,829,915             28,990
Charles L. Ladner                   3,829,915             28,990
Dr. John A. Moore                   3,829,271             29,634
Patti McGill Peterson               3,830,174             28,731
Steven R. Pruchansky                3,829,915             28,990
James A. Shepherdson*               3,830,174             28,731

*Mr. James A. Shepherdson resigned effective July 15, 2005.